Exhibit 10.69

ING INVESTMENT MANAGEMENT, LLC

ANNUAL INCENTIVE PLAN

(Effective as on January 1, 2003; Amended as of January 1, 2008)

Section 1. Purpose and Description

1.1.	ING Investment Management, LLC (“Company”) provides for a discretionary bonus to its employees pursuant to its Annual Incentive Plan (“AIP”).

1.2	Major features of the Plan include:

(a)	A Target Award will be determined for each Participant annually;

(b)	A Participant’s Actual Award will be based upon a combination of the Participant’s Target Award, the Participant’s individual performance, the Team Scorecard Results, and other factors as determined by the Company; and

(c)	The Plan includes special provisions for death, Disability, Retirement, or involuntary termination without Cause (as each such term is defined below).

Section 2. Definitions

2.1.	Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below:

(a)	“2X Participant” means a Participant whose maximum award level is limited to 200% for each defined metric.

(b)	“3X Participant” means a Participant whose maximum award level is limited to 300% for each defined metric.

(c)	“Actual Award” means the gross amount determined to be payable to a Participant for a plan year, which is generally the product of the Participant’s Target Award and Team Scorecard Result, adjusted to reflect the Participant’s individual performance and any other factors taken into consideration by the Company. The Team Scorecard results fund a pool and the Company has the discretion to allocate that pool to Participants based on individual performance and overall contributions to the success of the Company.

(d)	“Cause” means that the Participant was terminated from employment with the Company for poor performance or misconduct, as determined by the Company in its sole discretion.

(e)	“Company” means ING Investment Management, LLC, a Delaware limited liability company, and any successor thereto.

(f)	“Disability” means total disability as determined in accordance with the terms of the Company’s long-term disability plan, as in effect from time to time or if there is no such long-term disability plan, as determined by the Company in its sole discretion.

(g)	“Maximum Performance” means the performance level that will result in the maximum award of 300% for the defined metric.

(h)	“Multiplier” means the result of comparing an actual result for a defined metric with the established performance levels for that metric.

(i)	“Outstanding Performance” means the performance level that will result in a 200% award for the defined metric.

(j)	“Participant” means any employee meeting the eligibility requirements defined in section 2.2.

(k)	“Performance Period” means the calendar year period that is evaluated for purposes of determining the Actual Award payable under the Plan.

(l)	“Retirement” means retirement after age 55 with 5 years of service with the Company or its affiliates, as determined under the ING Americas Retirement Plan. For purposes of determining if a Participant has retired, there is no requirement that benefit payments under the ING Americas Retirement Plan commence upon termination of service, although the Participant must be eligible to commence benefit payments on that date to be deemed retired for purposes of the Plan.

(m)	“Target Award” means with respect to each Performance Period, the amount of such incentive opportunity as determined annually by the Company. The Company retains the discretion to adjust the Target Award by the Participant’s Team Scorecard result, the Participant’s individual performance, as captured in the annual performance review, and other factors as determined by the Company.

(n)	“Target Performance” means the performance level that will result in a 100% award for the defined metric.

(o)	“Team” means a group of Participants that are measured by the same Team Scorecard.

(p)	“Team Pool” means the sum of all Target Awards times the Team Scorecard Multiplier for all Participants assigned to a Team, as adjusted by the Company.

(q)	“Team Scorecard” means the defined metrics that will measure a Team’s performance.

(r)	“Team Scorecard Multiplier” means the weighted average sum of all Multipliers on one Team Scorecard.

(s)	“Threshold Performance” means the performance level that will result in a 50% award for the defined metric.

Section 3. Eligibility

3.1 Eligible Employees. All U.S.-based full-time employees and part-time employees of the Company, who are scheduled to complete 1,000 hours of service during the Performance Period, will be eligible to participate in the Plan, except those identified in Section 3.2.

3.2 Ineligible Employees. The following Company employees are not eligible to participate in the Plan:

(a)	Employees who participate in another incentive, commission, bonus, or other cash incentive plan of the Company or its affiliate;

(b)	Employees hired after October 31st of the Performance Period;

(c)	Temporary employees, independent contractors, interns and consultants;

(d)	Employees who are on military and other types of short-term leave are eligible for an ICP award if the employee was in an ICP-eligible position for at least three months total during the Performance Period;

(e)	Employees who are on long-term disability; and

(f)	Employees who transfer to the Company in connection with the CitiStreet acquisition are ineligible for the 2008 performance period awards, but will be eligible for awards beginning with the 2009 performance period.

Section 4. Awards

4.1	Grant of Target Awards. The Company shall grant Target Awards to such Participants, at such times and in such amounts, as it shall determine. Each grant of a Target Award shall be evidenced by a document setting forth the terms of such grant and shall specify the terms and conditions thereof and any rules applicable thereto. All grants are subject to the terms of the Plan and in the event of any inconsistency, the terms of the Plan shall control.

4.2	Payment of awards.

(a)	Unless otherwise determined by the Company, any Actual Award due to a Participant under the Plan shall be paid no later than March 15 following the Performance Period, provided, that a Participant’s employment has not terminated prior to the date payment of the Actual Award is made as a result of the Participant’s voluntary termination of employment (other than on account of Retirement) or a termination for Cause by the Company. Upon a voluntary termination or a termination for Cause at any time prior to the date payments are actually made, no payment shall be due or payable under the Plan.

(b)	If a Participant is not actively employed at the time Actual Awards are paid, but is nonetheless eligible for a payment because he or she separated from employment because of a job elimination between July 1 and September 30 of the Performance Period, the Participant may be considered for a pro-rata discretionary award based on the month in which the Participant is terminated to the entire Performance Period, contingent on the execution of a release. The discretionary award will be paid within sixty (60) days of the Participant’s last date of employment. If a release of claims (as provided for in the ING Americas Severance Pay Plan, as in effect from time to time) is not signed by the Participant, no payment will be due or payable under the Plan.

(c)	If a Participant is not actively employed at the time Actual Awards are paid, but is nonetheless eligible for a payment because he or she separated from employment because of a job elimination on or after October 1 of the Performance Period, the Participant may be considered for a pro-rata discretionary award based on the month in which the Participant is terminated, contingent on the execution of a release. The discretionary award, if payable, will be paid at the same time as other awards for the Performance Period are paid.

(d)

The funding of the Participant’s award may be determined by one or more of the following factors, however, the actual payment is subject to the Company’s sole and absolute discretion: (i) a percentage of the Target Award,

(ii) actual year-end scorecard results, (iii) individual performance rating relative to overall team average rating; (iv) and any other factors the Company takes into consideration for purposes of determining the payment amount. Any payment to a Participant who is not actively employed at the time awards under the Plan are paid is completely discretionary. The Company retains the right to make no payments, even if performance goals are met or exceeded.

(e)	If, prior to receiving a payment with respect to his or her Target Award, a Participant ceases to be employed by the Company due to the Participant’s death, Disability or Retirement, such Participant shall be eligible to receive payment of a portion of any outstanding Target Award grant. For these purposes, the amount payable shall be based on the month in which the Participant dies, becomes Disabled or Retires to the entire Performance Period. The Participant shall receive a payment either (i) at the time (and to the extent) payment would otherwise have been made in accordance with Section 4.2(a) had the Participant’s employment not terminated or, (ii) if elected by the Company, in its sole discretion, within 45 days after the Participant’s termination date if earlier.

Section 5. Amendment, Modification, Administration & Termination of Plan

5.1	The Company has complete discretion as to the administration of the Plan. There is no requirement that any amounts be paid for a Performance Period, even if all performance objectives are satisfied for that Performance Period. All Plan awards are discretionary and gratuitous bonuses. The Company is solely responsible for making all decisions under the Plan and its decision shall be conclusive and binding on all interested parties. The Company reserves the right to amend, modify or terminate the Plan at any time and for any or no reason, without prior notice.

Section 6. Miscellaneous Provisions

6.1	Nontransferability of Awards. Target Awards granted under the Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Company may withhold all or a portion of a payout to satisfy a Participant’s repayment obligation to the Company or an affiliate.

6.2	No Guarantee of Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor shall any Plan provision confer upon any Participant any right to continue in the employ of the Company.

6.3	Tax Withholding. All payouts are subject to applicable Federal, State, and local income tax reporting, and other payroll related deductions and reporting.

6.4	Employee Benefits. To the extent that Participants in this Plan are eligible to participate in other employee benefits plans and programs, the impact, if any, on such employee benefit plan or program of the Target Awards awarded and paid hereunder shall be determined by reference to the provisions of each governing benefit plan or program document.

6.5	Unfunded Benefit. All benefits payable under the Plan shall be made solely out of the general assets of the Company.

6.6	Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Georgia.

6.7	Gender and Number. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.